Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and
 Stockholders of Everyday Health, Inc.

We have audited the consolidated balance sheets of Everyday Health, Inc. (the Company) as of December 31, 2015 and 2014, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Everyday Health, Inc. at December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
New York, New York
March 11, 2016

Everyday Health, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31,
	2015	2014

Assets
Current assets:
Cash and cash equivalents	$30,097	$50,729
Accounts receivable, net of allowance for doubtful accounts of $909 and $637 as of December 31, 2015 and 2014, respectively	90,356	68,007
Prepaid expenses and other current assets	4,662	5,529
Total current assets	125,115	124,265
Property and equipment, net	28,565	25,502
Goodwill	165,271	127,115
Intangible assets, net	43,746	30,716
Other assets	6,901	5,237
Total assets	$369,598	$312,835
Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$38,563	$31,722
Deferred revenue	8,655	6,740
Current portion of long-term debt	6,775	3,000
Other current liabilities	11,890	965
Total current liabilities	65,883	42,427
Long-term debt	104,281	87,000
Deferred tax liabilities	7,570	6,017
Other long-term liabilities	11,595	4,105
Commitments and contingencies (Note 13)
Stockholders' equity:
Preferred stock, $0.01 par value: 10,000,000 shares authorized at December 31, 2015 and 2014; no shares issued and outstanding at December 31, 2015 and 2014	—	—
Common stock, $0.01 par value: 90,000,000 shares authorized at December 31, 2015 and 2014; 32,707,606 and 31,489,196 shares issued and outstanding at December 31, 2015 and 2014, respectively	327	314
Treasury stock	(55)	(55)
Additional paid-in capital	310,727	292,117
Accumulated deficit	(130,730)	(119,090)
Total stockholders' equity	180,269	173,286
Total liabilities and stockholders' equity	$369,598	$312,835

See accompanying notes to consolidated financial statements.

Everyday Health, Inc.
Consolidated Statements Of Operations
 (in thousands, except share and per share data)

	Year ended December 31,
	2015	2014	2013

Revenues
Advertising and sponsorship revenues	$209,093	$166,465	$134,893
Premium services revenues	22,898	17,860	20,957
Total revenues	231,991	184,325	155,850
Operating expenses:
Cost of revenues	66,923	49,296	43,338
Sales and marketing	74,761	48,605	44,385
Product development	55,920	44,541	43,759
General and administrative	39,487	30,041	27,462
Total operating expenses	237,091	172,483	158,944
Income (loss) from operations	(5,100)	11,842	(3,094)
Interest expense, net	(5,236)	(3,711)	(8,442)
Other expense	—	(4,114)	(359)
Income (loss) from continuing operations before (provision) benefit for income taxes	(10,336)	4,017	(11,895)
(Provision) benefit for income taxes	(1,304)	8,666	(1,102)
Income (loss) from continuing operations	(11,640)	12,683	(12,997)
Loss from discontinued operations, net of tax	—	—	(5,239)
Net income (loss)	(11,640)	12,683	(18,236)
Series G preferred stock deemed dividend	—	(8,079)	—
Net income (loss) attributable to common stockholders	$(11,640)	$4,604	$(18,236)
Basic net income (loss) attributable to common stockholders per common share:
Net income (loss) attributable to common stockholders from continuing operations	$(0.36)	$0.19	$(2.55)
Net loss attributable to common stockholders from discontinued operations, net of tax	—	—	(1.03)
Net income (loss) attributable to common stockholders	$(0.36)	$0.19	$(3.57)
Diluted net income (loss) attributable to common stockholders per common share:
Net income (loss) attributable to common stockholders from continuing operations	$(0.36)	$0.17	$(2.55)
Net loss attributable to common stockholders from discontinued operations, net of tax	—	—	(1.03)
Net income (loss) attributable to common stockholders	$(0.36)	$0.17	$(3.57)
Weighted-average common shares outstanding:
Basic	31,977,246	24,259,395	5,103,351
Diluted	31,977,246	26,911,782	5,103,351

See accompanying notes to consolidated financial statements.

Everyday Health, Inc.
Consolidated Statements Of Redeemable Convertible Preferred Stock
And Stockholders' Equity (Deficit)
 (in thousands, except share data)

	Redeemable convertible preferred stock		Common stock		Treasury stock	Additional paid in	Accumulated	Total stockholders' equity
	Shares	Amount	Shares	Amount	Amount	capital	deficit	(deficit)

Balance at December 31, 2012	26,820,270	$158,766	4,860,855	$49	$—	$26,759	$(105,458)	$(78,650)
Exercise of stock options	—	—	183,501	2	—	787	—	789
Warrant issued in connection with credit facility	—	—	—	—	—	149	—	149
Issuance of common stock	—	—	330,022	3	—	2,992	—	2,995
Purchase of treasury stock	—	—	(7,900)	—	(55)	—	—	(55)
Stock-based compensation expense related to employee stock options	—	—	—	—	—	3,039	—	3,039
Net loss	—	—	—	—	—	—	(18,236)	(18,236)
Balance at December 31, 2013	26,820,270	158,766	5,366,478	54	(55)	33,726	(123,694)	(89,969)
Exercise of stock options	—	—	1,139,891	11	—	7,291	—	7,302
Issuance of common stock for acquired business	—	—	65,710	1	—	918	—	919
Issuance of common stock in connection with employee stock purchase plan	—	—	138,184	1	—	1,591	—	1,592
Stock-based compensation expense	—	—	—	—	—	9,100	—	9,100
Warrant issued in connection with website partner agreement	—	—	—	—	—	1,131	—	1,131
Issuance of common stock in connection with IPO, net of $8,848 issuance costs	—	—	5,676,414	57	—	70,565	—	70,622
Conversion of preferred stock	(26,820,270)	(158,766)	18,457,235	184	—	158,582	—	158,766
Series G preferred stock deemed dividend	—	—	—	—	—	8,079	(8,079)	—
Reclassification of liability warrants to equity warrants	—	—	—	—	—	1,140	—	1,140
Exercise of warrants	—	—	645,284	6	—	(6)	—	—
Net income	—	—	—	—	—	—	12,683	12,683
Balance at December 31, 2014	—	—	31,489,196	314	(55)	292,117	(119,090)	173,286
Exercise of stock options	—	—	358,077	4	—	2,585	—	2,589
Common stock issued for settlement of restricted stock units, net of 100,690 shares withheld to satisfy income tax withholding obligations	—	—	179,296	2	—	(625)	—	(623)
Exercise of warrants	—	—	99,881	1	—	(1)	—	—
Issuance of common stock in connection with employee stock purchase plan	—	—	271,623	3	—	2,008	—	2,011
Net issuance of common stock in connection with acquisitions		—	309,533	3	—	3,707	—	3,710
Stock-based compensation expense	—	—	—	—	—	10,936	—	10,936
Net loss	—	—	—	—	—	—	(11,640)	(11,640)

Balance at December 31, 2015	—	$—	32,707,606	$327	$(55)	$310,727	$(130,730)	$180,269

See accompanying notes to consolidated financial statements.

Everyday Health, Inc.
Consolidated Statements Of Cash Flows
 (in thousands)

	Year Ended December 31,
	2015	2014	2013
Cash flows from operating activities
Net income (loss)	$(11,640)	$12,683	$(18,236)
Less loss from discontinued operations, net of tax	—	—	(5,239)
Income (loss) from continuing operations	(11,640)	12,683	(12,997)
Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities:
Depreciation and amortization	20,408	14,943	15,450
Amortization of video and television costs	—	—	632
Provision for doubtful accounts	326	315	62
Stock-based compensation	10,936	9,100	2,969
Amortization and write-off of deferred financing costs	540	4,389	1,646
Asset impairment charge	1,416	—	1,261
Provision (benefit) for deferred income taxes	952	(9,071)	962
Changes in operating assets and liabilities:
Accounts receivable	(17,490)	(12,437)	(10,683)
Prepaid expenses and other current assets	982	1,489	(2,725)
Additions to video and television costs	—	—	(453)
Accounts payable and accrued expenses	5,420	(1,942)	7,529
Deferred revenue	1,183	(68)	1,744
Other current liabilities	154	58	(426)
Other long-term liabilities	7,759	581	951
Net cash provided by operating activities from continuing operations	20,946	20,040	5,922
Net cash used in operating activities from discontinued operations	—	—	(4,250)
Net cash provided by operating activities	20,946	20,040	1,672
Cash flows from investing activities
Additions to property and equipment, net	(14,481)	(14,754)	(10,654)
Proceeds from sale of business	—	400	600
Payment for businesses purchased, net of cash acquired	(47,316)	(65,000)	(6,736)
Payment of security deposits and other assets	(1,413)	131	(717)
Net cash used in investing activities	(63,210)	(79,223)	(17,507)
Cash flows from financing activities
Net proceeds from common stock issuance	—	70,622	—
Proceeds from the exercise of stock options	2,633	7,939	101
Repayments of principal under former revolver credit facility	—	(30,000)	(850)
Borrowings under former revolver credit facility	—	—	7,350
Repayment of principal under former term loan facility	—	(41,333)	(2,833)
Borrowings under former term loan facility	—	—	5,000
Borrowings under revolver credit facility	25,000	62,300	—
Repayment of principal under revolver credit facility	(10,000)	(32,300)	—
Borrowings under term loan facility	8,500	61,000	—
Repayment of principal under term loan facility	(2,444)	(1,000)	—
Principal payments on capital lease obligations	(642)	(659)	(456)
Payments of credit facility financing costs	(792)	(2,899)	(68)
Payment for purchase of treasury stock	—	—	(55)
Tax withholdings related to net share settlements of RSUs	(623)	—	—
Net cash provided by financing activities	21,632	93,670	8,189
Net increase (decrease) in cash and cash equivalents	(20,632)	34,487	(7,646)
Cash and cash equivalents, beginning of year	50,729	16,242	23,888
Cash and cash equivalents, end of year	$30,097	$50,729	$16,242

See accompanying notes to consolidated financial statements.

Everyday Health, Inc.
Notes to Consolidated Financial Statements
 (in thousands, except share and per share data)

1.     Business

Everyday Health, Inc. (the "Company") operates a leading marketing and communications platform for healthcare marketers seeking to engage and influence consumers and healthcare professionals. The Company was incorporated in the State of Delaware in January 2002 as Agora Media Inc., and changed its name to Waterfront Media Inc. in January 2004. In January 2010, the Company changed its name to Everyday Health, Inc. to better align its corporate identity with the Everyday Health brand.

2.     Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. The results of operations for companies acquired are included in the consolidated financial statements from the effective date of the acquisition. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on historical experience, current business factors and other available information. Actual results could differ from those estimates. On an ongoing basis, the Company evaluates its estimates and assumptions, including those related to revenue recognition and deferred revenue, allowance for doubtful accounts, internal software development costs and website development costs, valuation of long-lived assets, goodwill and other intangible assets, income taxes and stock-based compensation.

Reclassifications

Certain reclassifications have been made to the prior year financial statements to conform to the December 31, 2015 presentation.

Initial Public Offering

On April 2, 2014, the Company closed its initial public offering of common stock ("IPO"). The IPO, including the additional shares issued and sold on April 30, 2014 pursuant to the underwriters' exercise of their over-allotment option, resulted in net proceeds of $70,622, after deducting underwriting discounts and commissions and offering costs borne by the Company totaling $8,848. As a result of the IPO, the Company issued and sold 5,676,414 shares of common stock at a public offering price of $14.00 per share, and all of the Company's redeemable convertible preferred stock outstanding automatically converted into an aggregate of 18,457,235 shares of common stock, including 577,055 additional shares of common stock related to the Series G redeemable convertible preferred stock ratchet provision (refer to Note 10 for further discussion). In addition, certain selling stockholders exercised stock options and warrants for an aggregate of 339,053 shares of common stock, 149,839 shares of common stock were issued upon the automatic net exercise of a warrant, and outstanding warrants to purchase 222,977 shares of redeemable convertible preferred stock automatically converted into warrants to purchase an aggregate of 148,650 shares of common stock, which resulted in the reclassification of the preferred stock warrant liability of $1,140 to additional paid-in capital.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. Cash equivalents principally consist of the Company's investment in U.S. Treasury securities and other money market funds. The fair value of these investment funds is based on quoted market prices, which are Level 1 inputs, pursuant to the fair value accounting standard, which establishes a framework for measuring fair value and requires disclosures about fair value measurements by establishing a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, ranging from three to five years. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the lease term or the estimated useful life of the improvement.

Operating Leases

The Company recognizes rent expense on a straight-line basis, including predetermined fixed escalations, over the initial lease term including reasonably assured renewal periods, net of lease incentives, from the time that the Company controls the leased property. Tenant improvement allowances are recognized as a reduction to rent expense on a straight-line basis over the lease term.

Internal Software Development Costs

The Company incurs costs to develop software for internal use. The Company expenses all costs that relate to the planning and post-implementation phases of development as product development expense. Costs incurred in the application development phase, consisting principally of payroll and related benefits, are capitalized. Upon completion, the capitalized costs are amortized using the straight-line method over their estimated useful lives, which is generally three years.

Website Development Costs

The Company incurs costs to develop its websites, tools and applications. The Company expenses all costs that relate to the planning and post-implementation phases of website development as product development expense. Costs incurred in the development phase, consisting principally of third-party consultants and related charges, and the costs of content determined to provide a future economic benefit, are capitalized. Upon completion, the capitalized costs are amortized using the straight-line method over their estimated useful lives, which is generally three years.

Goodwill

Goodwill represents the excess cost over fair value of the identifiable net assets of acquired businesses.

Goodwill is tested for impairment on an annual basis as of October 1, and whenever events or circumstances indicate that the carrying value of the asset may not be recoverable.

An initial qualitative analysis is performed evaluating whether any events and circumstances occurred or exist that provide evidence that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, based on this analysis, indicators deem it more likely than not that the fair value of the reporting unit is less than its carrying amount, then the two-step quantitative impairment test is performed; otherwise, no further step is required.

If and when needed to complete the two-step quantitative assessment, the fair value of goodwill is estimated using a combination of an income approach based on the present value of estimated future cash flows, and a market approach examining transactions in the marketplace involving the sale of stocks of similar publicly traded companies, or the sale of entire companies engaged in operations similar to those of the Company. As the Company has one operating segment and one reporting unit, the first step of the impairment test requires a comparison of the fair value of the reporting unit, or business enterprise value as a whole, to the carrying value of the Company's invested capital. If the carrying amount exceeds the fair value, there is indication that an impairment may exist, and a second step must be performed. If the carrying amount is less than the fair value, no indication of impairment exists, and a second step is not performed.

The evaluation of the Company's goodwill indicated that the carrying value of the asset was less than the fair value and, accordingly, there was no impairment loss recognized for the years ended December 31, 2015, 2014 and 2013.

Long-Lived Assets

The Company reviews long-lived assets, including property and equipment and intangible assets with definite lives, for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. The intangible assets with definite lives consist principally of trade names and customer relationships. Definite-lived intangible assets are amortized over their estimated useful lives, ranging from three to ten years, using the straight-line method which approximates the pattern in which economic benefits are consumed. In accordance with its policy, the Company reviews the estimated useful lives of its intangible assets and other long-lived assets on an ongoing basis. During the year ended December 31, 2015, an impairment charge of $1,416 was recorded related to certain software development projects which the Company decided not to move forward with. The $1,416 charge is included in product development expense in the accompanying consolidated statements of operations. There were no indicators of impairment of the Company's long-lived assets during the year ended December 31, 2014. During the year ended December 31, 2013, the Company recorded an impairment charge of $1,190 related to the consolidation and reorganization of certain website content and tools. This $1,190 charge is included in product development expense in the accompanying consolidated statements of operations.

Revenue Recognition and Deferred Revenue

The Company generates its revenue from (i) advertising and sponsorships and (ii) premium services, including consumer subscriptions, SaaS-based licensing fees and other licensing fees. Advertising revenue is recognized in the period in which the advertisement is delivered. Revenue from sponsorships, which includes time and materials based creative services, is recognized over the period the Company substantially satisfies its contractual obligations as required under the respective sponsorship agreements. When contractual arrangements contain multiple elements, revenue is allocated to each element based on its relative fair value determined using prices charged when elements are sold separately. In instances where individual deliverables are not sold separately, or when third-party evidence is not available, fair value is determined based on management's best estimate of selling price.

Subscriptions are generally paid in advance on a monthly, quarterly or annual basis. Subscription revenue, after deducting refunds and charge-backs, is recognized on a straight-line basis ratably over the subscription periods. SaaS and other licensing revenue is generally recognized on a straight-line basis ratably over the life of the contract.

Deferred revenue relates to: (i) subscription fees for which amounts have been collected but for which revenue has not been recognized, and (ii) advertising and sponsorship fees and licensing fees billed in advance of when the revenue is to be earned.

Cost of Revenues

Cost of revenues consists principally of the expenses associated with aggregating the total audience across the Company's websites, including (i) royalty expenses for licensing content for certain websites and for the portion of advertising revenue the Company pays to the owners of certain other websites, and (ii) media costs associated with audience aggregation activities. Cost of revenues also includes market research incentives, direct mail marketing and fulfillment costs, as well as out-of-pocket costs related to creative services and costs associated with subscription fees for our premium services, ad serving and other expenses.

Royalty expense amounted to $23,805, $20,937 and $18,673 for the years ended December 31, 2015, 2014 and 2013, respectively.

Media costs consist primarily of fees paid to online publishers, Internet search companies and other media channels for search engine and database marketing, and display and television advertising. These media activities are attributable to revenue-generating and audience aggregation events, designed to increase the audience to the websites the Company operates, increase the number of subscribers to premium services and grow the Company's registered user base. Media costs totaled $32,198, $24,973 and $22,437 for the years ended December 31, 2015, 2014 and 2013, respectively.

Other Expense

There were no charges reflected as other expense for the years ended December 31, 2015 and 2013. In connection with the refinancing of its credit facilities in 2014, the Company wrote-off unamortized deferred financing costs totaling $2,845 and incurred prepayment fees of $1,016, which, together with the mark-to-market adjustment on certain preferred stock warrants of $253, is reflected as other expense in the accompanying consolidated statements of operations for the year ended December 31, 2014.

Income Taxes

The Company accounts for taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the tax and financial statement reporting basis of assets and liabilities.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company reduces the measurement of a deferred tax asset, if necessary, by a valuation allowance if it is more likely than not that the Company will not realize some or all of the deferred tax asset. As a result of the Company's historical operating performance and the cumulative net losses incurred to date, the Company does not have sufficient objective evidence to support the recovery of the net deferred tax assets. Accordingly, the Company has established a valuation allowance against net deferred tax assets for financial reporting purposes to the extent it is determined that such deferred tax assets are not more likely than not to be realized.

The Company accounts for uncertain tax positions by recognizing the financial statement effects of a tax position only when, based upon technical merits, it is "more likely than not" that the position will be sustained upon examination. Potential interest and penalties associated with unrecognized tax positions are recognized in income tax expense.

Comprehensive Income (Loss)

Other than the Series G preferred stock deemed dividend reflected in the accompanying statement of operations for the year end December 31, 2014 (see Note 10), the Company has no items of other comprehensive income (loss).

Fair Value of Financial Instruments

Due to their short-term maturities, the carrying amounts of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, approximate fair value. Cash equivalents principally consist of the Company's investment in U.S. Treasury securities and other highly liquid money market funds. The fair value of these investment funds is based on quoted market prices, which are Level 1 inputs, pursuant to the fair value accounting standard, which establishes a framework for measuring fair value and requires disclosures about fair value measurements by establishing a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The fair value of the Company's debt approximates the recorded amounts as the interest rates on the credit facilities are based on market interest rates.

Stock-Based Compensation

The Company accounts for all share-based payments, including grants of employee stock options and restricted stock units, based on the fair value of the award measured at the grant date. The Company uses the Black-Scholes option pricing model to estimate the fair value of the stock option awards and stock purchase rights provided under the 2014 Employee Stock Purchase Plan, or ESPP. The fair value of restricted stock unit awards represents the closing price of the Company's common stock on the date of grant. Stock-based compensation expense is recognized over the period during which the recipient provides services, generally the vesting period, net of estimated forfeitures.

Business Concentrations, Accounts Receivable and Credit Risk

Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents and accounts receivable.

Cash and cash equivalents includes U.S. Treasury securities and other money market funds.

Concentration of credit risk with respect to accounts receivable is limited due to the large number of customers comprising the Company's customer base and the ongoing credit evaluation of its customers.

For the years ended December 31, 2015 and 2014, no advertising customer accounted for greater than 10% of total revenues. For the year ended December 31, 2013, one advertising customer accounted for 12% of total revenues. As of December 31, 2015 and 2014, no advertising customers accounted for greater than 10% of total accounts receivable. As many of the Company's advertising customers work through the same advertising agencies, the Company also monitors the concentration of accounts receivable at the agency level. As of December 31, 2015 and 2014, no advertising agency accounted for greater than 10% of accounts receivable.

The Company's net accounts receivable balance of $90,356 and $68,007 reflected in the accompanying balance sheets as of December 31, 2015 and 2014, respectively, include unbilled accounts receivable of $12,224 and $7,064 as of December 31, 2015 and 2014, respectively, which primarily represent revenue earned and accrued in the respective fiscal years, billed subsequent to year end.

An allowance for doubtful accounts is established with respect to accounts receivable that the Company has determined to be doubtful of collection, based upon factors surrounding the credit risk of customers, historical experience and other information.

The following table summarizes the activity of the allowance for doubtful accounts:

	Year Ended December 31,
	2015	2014	2013
Balance at beginning of year	$637	$530	$651
Bad debt provision	326	384	251
Write-offs	(54)	(277)	(372)
Balance at end of year	$909	$637	$530

Business Combinations

The Company allocates the fair value of purchase consideration to the tangible assets acquired, liabilities assumed and intangible assets acquired based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. During the measurement period, which is up to one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed, based on additional information impacting the assigned estimated fair values.

Segment Information

The Company and its subsidiaries are organized in a single operating segment, providing digital health marketing and communications solutions, and the Company also has one reportable segment. Substantially all of the Company's revenues are derived from U.S. sources.

Net Income (Loss) Attributable to Common Stockholders per Common Share

Basic net income (loss) attributable to common stockholders per common share is computed by dividing net income (loss) attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period.

Diluted net income (loss) attributable to common stockholders per common share is computed by dividing net income (loss) attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period, adjusted to reflect potentially dilutive securities. Potentially dilutive securities consist of incremental shares issuable upon the assumed exercise of stock options, restricted stock units and warrants using the treasury stock method, convertible preferred shares using the "if converted" method, and employee withholdings to purchase common stock under the Company's ESPP. Due to the net losses for the years ended December 31, 2015 and 2013, the aforementioned potentially dilutive securities were not included in the computation of diluted net loss per common share because the effect would have been anti-dilutive.

The basic and diluted net income (loss) attributable to common stockholders per common share is calculated as follows for the periods presented:

	Year Ended December 31,
	2015	2014	2013
Numerator:
Income (loss) from continuing operations	$(11,640)	$12,683	$(12,997)
Loss from discontinued operations, net of tax	—	—	(5,239)
Net income (loss)	(11,640)	12,683	(18,236)
Series G preferred stock deemed dividend	—	(8,079)	—
Net income (loss) attributable to common stockholders	$(11,640)	$4,604	$(18,236)
Denominator:
Weighted-average number of common shares outstanding for basic net income (loss) attributable to common stockholders per common share	31,977,246	24,259,395	5,103,351
Dilutive securities:
Stock option awards	—	2,235,059	—
Warrants to purchase common stock	—	412,305	—
Employee stock purchase plan	—	5,023	—
Total weighted-average diluted shares	31,977,246	26,911,782	5,103,351
Basic net income (loss) attributable to common stockholders per common share:
Income (loss) from continuing operations	$(0.36)	$0.19	$(2.55)
Loss from discontinued operations, net of tax	—	—	(1.03)
Net income (loss) attributable to common stockholders	$(0.36)	$0.19	$(3.57)
Diluted net income (loss) attributable to common stockholders per common share:
Income (loss) from continuing operations	$(0.36)	$0.17	$(2.55)
Loss from discontinued operations, net of tax	—	—	(1.03)
Net income (loss) attributable to common stockholders	$(0.36)	$0.17	$(3.57)

The following securities were outstanding for the periods presented below and have been excluded from the calculation of diluted net income (loss) attributable to common stockholders per common share because the effect is anti-dilutive:

	Year Ended December 31,
	2015	2014	2013
Warrants to purchase common stock	76,659	—	583,247
Warrants to purchase redeemable convertible preferred stock	—	—	148,650
Redeemable convertible preferred stock	—	—	17,880,180
Stock option awards	6,252,223	1,337,766	5,366,785
Unvested RSU awards	453,349	—	—
Employee stock purchase plan	100,722	—	—
Total weighted-average anti-dilutive securities	6,882,953	1,337,766	23,978,862

Foreign Currency

The financial statements and transactions of the Company's foreign subsidiary are maintained in its local currency. The translation of foreign currencies into United States dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date, and for revenue and expense accounts using average exchange rates during the year. Foreign currency gains or losses are included in the consolidated statements of operations and were not material in any of the periods presented.

Recently Issued and Adopted Accounting Standards

In April 2014, the Financial Accounting Standards Board ("FASB") issued amended guidance for reporting discontinued operations. Under the new guidance, only disposals that represent a strategic shift having a material impact on an entity's operations and financial results shall be reported as discontinued operations, with expanded disclosures. This amendment will be effective for the first annual reporting period beginning after December 15, 2015. The Company does not expect the impact of the adoption of this guidance to be material to the consolidated financial statements.

In May 2014, the FASB issued guidance which provides a comprehensive new revenue recognition model. The core principle of the guidance is to recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. The guidance was originally to be effective for annual and interim periods beginning after December 15, 2016. In August 2015, the FASB approved a one year deferral of the effective date to December 15, 2017 and early adoption is permitted, but not before the original effective date of December 15, 2016. The standard permits the use of either the retrospective or cumulative effect transition method. The Company has not yet selected a transition method and is currently evaluating the effect that the new standard will have on the consolidated financial statements and related disclosures.

In June 2014, the FASB issued updated guidance on stock compensation accounting requiring that a performance target that affects vesting and could be achieved after the requisite service period should be treated as a performance condition. Current GAAP does not contain explicit guidance on how to account for such share-based payments. This updated guidance is effective for fiscal years beginning after December 15, 2015, and for interim periods within those fiscal years. Early adoption is permitted. The Company does not expect the impact of the adoption of this guidance to be material to the consolidated financial statements.

In April 2015, the FASB issued updated guidance on the presentation of debt issuance costs in financial statements. The new guidance requires an entity to present such costs in the balance sheet as a direct deduction from the related debt liability rather than as an asset. Amortization of the costs will continue to be reported as interest expense. This guidance will be effective for the Company beginning in the first quarter of 2016 on a retrospective basis for all periods presented, with early adoption optional. The Company does not expect the impact of the adoption of this guidance to be material to the consolidated financial statements.

In September 2015, the FASB issued updated guidance on business combinations accounting requiring the acquirer to recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. Previously, such adjustments were required to be retrospectively recorded in prior period financial information. The amended guidance will be effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years. The standard is to be applied prospectively, with early adoption permitted. The Company does not expect the impact of the adoption of this guidance to be material to the consolidated financial statements.

In November 2015, the FASB issued updated guidance on balance sheet classification of deferred taxes, requiring all deferred tax assets and liabilities, and any related valuation allowance, to be classified as non-current on the balance sheet. The classification change for all deferred taxes as non-current simplifies entities' processes as it eliminates the need to separately identify the net current and net non-current deferred tax asset or liability in each jurisdiction and allocate valuation allowances. This guidance is effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods, with earlier application permitted. The Company elected to early adopt this guidance on a retrospective basis effective December 31, 2014. As a result of the retrospective adoption, the Company reclassified $656 from current deferred tax assets to non-current deferred tax liabilities in the 2014 balance sheet. The adoption of this guidance had no impact on net income (loss).

In February 2016, the FASB issued updated guidance on leases which, for operating leases, requires a lessee to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in its balance sheet. The standard also requires a lessee to recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term, on a generally straight-line basis. The guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, with earlier application permitted. We are currently evaluating the effects of the adoption and have not yet determined the impact the revised guidance will have on our consolidated financial statements and related disclosures.

3.     Acquisitions

Tea Leaves Health, LLC

In August 2015, the Company acquired 100% of the limited liability company membership interests of Tea Leaves Health, LLC ("Tea Leaves"), a provider of a SaaS-based marketing and analytics platform for hospital systems to identify and engage consumers and physicians. The purchase price was valued at $29,893, consisting of (i) $15,000 in cash paid at closing, (ii) 327,784 shares of the Company's common stock valued at $3,893, issued at closing and held in escrow for potential post-closing working capital and/or indemnification claims, and (iii) $11,000 to be paid within six months of closing in cash, shares of the Company's common stock or a combination of cash and shares of the Company's common stock, in the Company's sole discretion. The $11,000 deferred purchase price is included in other current liabilities in the accompanying balance sheet as of December 31, 2015 (see Note 17 for further discussion). As a result of a $184 working capital adjustment during the fourth quarter of 2015, the fair value of the total consideration amounts to $29,709. The working capital adjustment was settled via cancellation of 18,251 shares of the Company's common shares held in escrow.

In addition to the purchase price, the former members of Tea Leaves are eligible to receive an additional $20,000 (50% in cash and 50% in shares of the Company's common stock) based on the achievement of a specified Tea Leaves financial target as of December 31, 2016, as set forth in the Membership Interest Purchase Agreement between the Company, Tea Leaves and the other parties thereto. This earn-out payment is contingent upon the continued employment with the Company of certain former members of Tea Leaves through December 31, 2016, with the earn-out, if earned, to be paid in the first quarter of 2017. See Note 17 for certain amendments to the earn-out terms agreed to in February 2016. For the year ended December 31, 2015, the Company accrued $5,882 in compensation expense for this earn-out, which is reflected in other long-term liabilities in the accompanying balance sheet as of December 31, 2015. Of the $5,882 accrued earn-out, $1,177 is included in sales and marketing expense, $4,117 is included in product development expense and $588 is included in general and administrative expense in the accompanying consolidated statement of operations for the year ended December 31, 2015.

The acquisition was accounted for as a business combination and, accordingly, the purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed based on the respective fair values. The results of operations of Tea Leaves, which are not material for the year ended December 31, 2015, have been included in the consolidated financial statements of the Company from August 6, 2015, the closing date of the acquisition. Pro forma consolidated results of operations giving effect to this acquisition would not vary materially from historical results.

The following table summarizes the allocation of the assets acquired and liabilities assumed based on their fair values on the acquisition date. The fair values presented are subject to adjustment during a measurement period of up to one year from the acquisition date. The measurement period provides the Company with the ability to adjust the fair values of acquired assets for new information that is obtained about circumstances that existed as of the acquisition date.

Cash and cash equivalents	$296
Accounts receivable	778
Other current assets	19
Property and equipment	3,404
Intangible assets	3,410
Goodwill	23,330
Deferred revenue	(535)
Accounts payable and accrued expenses	(993)
Total consideration paid	$29,709

Goodwill recognized as a result of the Tea Leaves acquisition is primarily attributable to expected synergies from enabling the Company to offer an integrated suite of software and media solutions that will allow hospital systems to target both consumers and physicians. All of the goodwill is expected to be deductible for tax purposes.

Cambridge BioMarketing Group, LLC

In March 2015, the Company acquired 100% of the limited liability company membership interests of Cambridge BioMarketing Group, LLC ("Cambridge"), a provider of strategic launch and marketing solutions for orphan and rare disease products, for a total purchase price of $32,273, of which $24,273 was paid in cash at closing. The remaining $8,000 obligation at closing was comprised of convertible notes that could either convert into shares of the Company's common stock or be paid in cash at the discretion of the Company. The Company paid the $8,000 obligation in cash in May 2015. As a result of $216 working capital and other purchase price adjustments, the fair value of the total consideration amounts to $32,057. In addition to the purchase price described above, the former members of Cambridge are eligible to receive up to an additional $5,000 in cash based on Cambridge's achievement of certain revenue and Adjusted EBITDA targets for 2015. This earn-out payment is contingent upon the continued employment with the Company of certain former members of Cambridge at the time the earn-out payment is due to be paid in the first quarter of 2016. The Company records any such earn-out as compensation expense for the applicable period. During the year ended December 31, 2015, the Company accrued $4,913 in compensation expense for this earn-out, which is reflected in accounts payable and accrued expenses in the accompanying balance sheet as of December 31, 2015 and included in sales and marketing expense in the accompanying consolidated statements of operations.

The acquisition was accounted for as a business combination and, accordingly, the purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed based on the respective fair values. The results of operations of Cambridge have been included in the consolidated financial statements of the Company from March 20, 2015, the closing date of the acquisition. The consolidated statement of operations for the year ended December 31, 2015 includes revenue of $20,736 and pre-tax income of $4,651 attributable to Cambridge. Additionally, for the year ended December 31, 2015, acquisition-related costs of $186 are included in general and administrative expenses in the accompanying consolidated statements of operations.

The following table summarizes the allocation of the assets acquired and liabilities assumed based on their fair values on the acquisition date. The fair values presented are subject to adjustment during a measurement period of up to one year from the acquisition date. The measurement period provides the Company with the ability to adjust the fair values of acquired assets for new information that is obtained about circumstances that existed as of the acquisition date.

Accounts receivable	$4,406
Other current assets	137
Property and equipment	783
Goodwill	15,360
Intangible assets	14,280
Accounts payable and accrued expenses	(2,659)
Deferred revenue	(197)
Other current liabilities	(53)
Total consideration paid	$32,057

Goodwill recognized as a result of the Cambridge acquisition is primarily attributable to expected synergies from broadening the Company's strategic marketing and communications solutions to pharmaceutical brands targeting orphan and rare diseases. All of the goodwill is expected to be deductible for tax purposes.

The following table presents the Company's unaudited pro forma consolidated results for the years ended December 31, 2015 and 2014. The unaudited pro forma results include the historical consolidated statements of operations of the Company and Cambridge, giving effect to the Cambridge acquisition as if it had occurred on January 1, 2014.

	Unaudited Pro Forma Results Year Ended December 31,
	2015	2014
Revenues	$238,858	$203,143
Net income (loss)	$(11,042)	$13,119

The unaudited pro forma results give effect to pro forma events that are directly attributable to the assumed acquisitions, factually supportable, and expected to have a continuing impact on the combined results. The unaudited pro forma results include adjustments primarily related to amortization expense associated with acquired intangible assets, incremental interest expense related to additional borrowings on the Company's Credit Facility used to fund the Cambridge acquisition and deferred tax expense from amortization of indefinite-lived intangible assets (see Note 12). The unaudited pro forma results are not necessarily indicative of or intended to represent the results that would have been achieved had the transaction been consummated as of the date indicated or that may be achieved in future periods. The actual results reported by the combined company in periods following the acquisition may differ significantly from those reflected in the pro forma results for a number of reasons, including cost saving synergies from operating efficiencies and the effect of the incremental costs incurred to integrate the two companies.

DoctorDirectory.com, Inc.

In November 2014, the Company acquired all of the outstanding equity of DoctorDirectory.com, Inc. ("DD"), which provided pharmaceutical companies with multi-channel interactive marketing services that target healthcare professionals, for a cash purchase price of $65,000. The DD acquisition enabled the Company to significantly increase the number of healthcare professionals it reaches, deepen and broaden its relationships with pharmaceutical companies, gain valuable expertise across sales, marketing and data and analytics, and introduce new products and services to healthcare professionals. Goodwill recognized from the DD acquisition is primarily attributable to these synergies. None of the goodwill is expected to be deductible for tax purposes. As of December 31, 2014, all purchase price obligations were settled other than $474 of working capital adjustments which were settled during 2015.

For the years ended December 31, 2015 and 2014, acquisition-related costs of $21 and $183 are included in general and administrative expenses in the accompanying consolidated statements of operations. The acquisition was accounted for as a business combination and, accordingly, the purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values. The results of operations of DD have been included in the consolidated financial statements of the Company from November 12, 2014, the closing date of the acquisition.

The following table summarizes the tangible and intangible assets acquired, the liabilities assumed and the consideration paid:

Accounts receivable	$6,513
Deferred tax asset	81
Other current assets	232
Property and equipment	1,612
Goodwill	44,428
Intangible assets	24,970
Accounts payable and accrued expenses	(1,659)
Deferred tax liability	(10,703)
Total consideration paid	$65,474

The following table presents the Company's unaudited pro forma consolidated results for the years ended December 31, 2014 and 2013. The unaudited pro forma results include the historical consolidated statements of operations of the Company and DD, giving effect to the DD acquisition, and related financing transactions, as if they had occurred at January 1, 2013.

	Unaudited Pro Forma Results Year Ended December 31,
	2014	2013
Revenues	$201,335	$172,877
Net income (loss)	$4,640	$(12,425)

The unaudited pro forma results include: (i) amortization expense associated with acquired intangible and technology assets; (ii) incremental interest expense related to additional borrowings on the Company's Credit Facility used to fund the DD acquisition, and amortization of related deferred financing costs (see Note 9); (iii) elimination of stock-based compensation expenses related to the pre-acquisition period; (iv) elimination of transaction costs incurred related to the acquisition; and (v) elimination of DD's historical federal tax provision for the year ended December 31, 2013, as the combined entity would have a loss before provision for income taxes for the year. Additionally, the unaudited pro forma combined net income for the year ended December 31, 2014 includes a pro forma adjustment to eliminate a one-time benefit recorded to the provision for income taxes of $10,033 (see Note 12) which resulted from reducing the deferred tax valuation allowance related to acquired intangible and other assets. The benefit is excluded from the unaudited pro forma results as it will not have a continuing impact on the combined results.

The unaudited pro forma results give effect to pro forma events that are (1) directly attributable to the assumed acquisition, (2) factually supportable, and (3) with respect to the combined statements of operations, expected to have a continuing impact on the combined results. Additionally, the unaudited pro forma adjustments are not necessarily indicative of or intended to represent the results that would have been achieved had the transaction been consummated as of the date indicated or that may be achieved in the future. The actual results reported by the combined company in periods following the acquisition may differ significantly from those reflected in the pro forma results for a number of reasons, including cost saving synergies from operating efficiencies and the effect of the incremental costs incurred to integrate the two companies.

EQAL, Inc.

In September 2012, the Company acquired all of the outstanding equity of EQAL, Inc. ("EQ"), which managed digital media properties for various brands and celebrities. The former stockholders and founders of EQ were eligible to receive up to $5,000 based on the Company's achievement of certain revenue and operating income targets during 2013. The Company records any such earn-outs as compensation expense for the applicable periods. For the year ended December 31, 2013, the Company incurred $2,211 of such expense, which is included in sales and marketing expense in the accompanying consolidated statements of operations. The earn-out payment, which was payable in cash and shares of the Company's common stock, was settled in full during the year ended December 31, 2014.

4.     Discontinued Operations

In November 2013, the Board of Directors approved a plan to sell the Doctor Solutions business, which provided local online directories, search engine marketing and other marketing services to healthcare professionals. By the end of 2013, the Company identified a buyer and completed the sale, at a price of $1,000. The sale represented a disposal of a component of an entity whose operations and cash flows were eliminated from the Company's ongoing business after the sale. As such, the operating results, along with the loss on sale, have been reported as discontinued operations in the consolidated statements of operations for the year ended December 31, 2013. As the sale was completed during 2013, there were no results from discontinued operations to report for the years ended December 31, 2015 and 2014. The loss from discontinued operations was comprised of the following:

Year ended December 31, 2013
Revenues	$7,116
Loss from operations	(3,971)
Loss on sale	(1,268)
Loss from discontinued operations before tax	(5,239)
Income tax (provision) benefit	—
Net loss from discontinued operations	$(5,239)

No benefit for income taxes was provided as the Company recorded a full valuation allowance against the NOLs generated by the discontinued operations.

5.     Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:

	December 31,
	2015	2014
Prepaid royalties	$689	$1,225
Prepaid marketing	838	422
Other	3,135	3,882
Total	$4,662	$5,529

6.     Property and Equipment

Property and equipment consist of the following:

	December 31,
	2015	2014
Computer equipment and purchased software	$14,958	$12,402
Internally developed software	43,469	37,226
Acquired technology	5,097	1,957
Furniture, fixtures and office equipment	3,761	2,978
Leasehold improvements	7,007	6,381
Website development costs	29,964	25,292
	104,256	86,236
Less accumulated depreciation and amortization	(75,691)	(60,734)
Total	$28,565	$25,502

During the years ended December 31, 2015, 2014 and 2013, the Company capitalized $7,774, $8,870 and $7,416, respectively, of internally developed software costs. Unamortized internally developed software was $12,228 and $13,078 as of December 31, 2015 and 2014, respectively. Amortization expense of internally developed software was $7,092, $6,583 and $5,198 for the years ended December 31, 2015, 2014 and 2013, respectively.

Depreciation and amortization expense related to property and equipment is classified as follows in the accompanying consolidated statements of operations:

	Year Ended December 31,
	2015	2014	2013
Sales and marketing	$1,190	$1,286	$1,183
Product development	12,764	10,811	10,325
General and administrative	324	327	350
Total depreciation and amortization	$14,278	$12,424	$11,858

7.     Goodwill and Other Intangible Assets

During the year ended December 31, 2015, goodwill of $38,690 and definite-lived intangible assets of $17,690 were recorded in connection with the Cambridge and Tea Leaves acquisitions (see Note 3). The value of the intangible assets acquired in connection with the Cambridge acquisition consists of customer relationships of $8,810 and trade names of $5,470, each of which has an estimated useful life of 10 years. The value of the intangible assets acquired in connection with the Tea Leaves acquisition consists of customer relationships of $2,510 and trade names of $900, which have estimated useful lives of 10 years and 3 years, respectively. Additionally, goodwill decreased by $534 and definite-lived intangible assets increased by $1,470 during the year ended December 31, 2015 from working capital adjustments and a revision to the preliminary fair value allocation of assets acquired and liabilities assumed related to the November 2014 DD acquisition (see Note 3 and discussion below).

During the year ended December 31, 2014, goodwill of $44,962 and definite-lived intangible assets of $23,500 were recorded in connection with the DD acquisition (see Note 3). Included in the goodwill is $10,033 recorded in connection with a deferred tax liability recognized upon acquisition, related to basis differences in acquired intangible assets (see Note 12).

Intangible assets consist of the following:

	December 31, 2015				December 31, 2014
	Gross carrying amount	Accumulated amortization	Net	Weighted- average remaining useful life (a)	Gross carrying amount	Accumulated amortization	Net	Weighted- average remaining useful life (a)
Customer relationships	$40,090	$(14,206)	$25,884	8.9	$27,300	$(11,247)	$16,053	9.5
Trade names	24,985	(7,123)	17,862	6.4	18,615	(4,370)	14,245	6.5
Other intangibles	3,900	(3,900)	—	0.0	3,900	(3,482)	418	0.7
Total	$68,975	$(25,229)	$43,746		$49,815	$(19,099)	$30,716

(a)
The calculation of the weighted-average remaining useful life is based on weighting the net book value of each asset in its group, and applying the weight to its respective remaining amortization period.

Amortization expense relating to the definite-lived intangible assets totaled $6,130, $2,519 and $3,592 for the years ended December 31, 2015, 2014 and 2013, respectively, and is included in general and administrative expense in the accompanying consolidated statements of operations.

Future amortization expense of the intangible assets is estimated to be as follows:

Year ending December 31:

2016	$6,071
2017	6,063
2018	5,755
2019	5,574
2020	5,552
Thereafter	14,731
Total	$43,746

8.     Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following:

	December 31,
	2015	2014
Accounts payable	$12,638	$8,563
Accrued compensation	4,676	8,260
Accrued acquisition earn-outs	6,338	1,425
Accrued royalties	6,184	5,991
Accrued media and licensed content	3,583	3,716
Accrued interest	1,275	408
Accrued professional fees	623	718
Other accrued expenses	3,246	2,641
Total	$38,563	$31,722

9.     Long-Term Debt

The Company entered into a credit facility agreement with a syndicated bank group in March 2014, which replaced its then-existing credit facility. The new credit facility consisted of a revolver ("Revolver") with a maximum borrowing limit of $35,000 and a term loan ("Term Loan") of $40,000. In November 2014, in connection with an acquisition, the credit facility was amended and restated to, among other things, (i) increase the maximum borrowing limit of the Revolver from $35,000 to $55,000; (ii) increase the Term Loan from $39,000 outstanding as of such date to $60,000; (iii) extend the maturity date of the Term Loan and the due date of principal on the Revolver from March 2019 to November 2019; and (iv) effect certain modifications to the covenants and terms set forth in the credit facility agreement. In March 2015, the amended and restated credit facility was further amended twice to, among other things, (i) consent to the acquisition of Cambridge, (ii) increase the Term Loan from $59,250 outstanding as of such date to $67,750; (iii) increase the maximum borrowing limit of the Revolver from $55,000 to $82,250; and (iv) effect certain modifications to the covenants and terms set forth in the credit facility agreement. All other materials terms of the credit facility, including the applicable maturity dates, remained unchanged by the March 2015 amendments. In August 2015, the Company entered into a third amendment to the amended and restated credit facility (as amended, the "Credit Facility") to modify a certain defined term; however, all other material terms and conditions of the Credit Facility remained unchanged by the August 2015 amendment. See Note 17 for certain amendments to the Credit Facility completed in February 2016.

The repayment terms of the Revolver provide for quarterly interest payments, with the principal being due in full in November 2019. The repayment terms of the Term Loan provide for quarterly interest and principal payments, with a maturity date of November 2019. The interest rate on the Credit Facility is equal to the London Inter-Bank Offered Rate, or LIBOR, plus a variable rate ranging from 2.75% to 4.0% depending on the Company's consolidated leverage ratio, as defined in the Credit Facility agreement, and there is a 0.50% commitment fee on the unused portion of the Revolver. As of December 31, 2015, the interest rate on the Credit Facility was 4.33%. As of December 31, 2015, there was $66,056 outstanding on the Term Loan and $45,000 outstanding on the Revolver, with $37,250 available to be drawn on the Revolver.

The Credit Facility contains certain financial and operational covenants, including requirements to maintain a minimum consolidated fixed charge coverage ratio and a maximum consolidated leverage ratio, each as defined in the Credit Facility agreement, as well as restrictions on certain types of dispositions, mergers and acquisitions, indebtedness, investments, liens and capital expenditures, issuance of capital stock and the Company's ability to pay dividends. The Credit Facility is secured by a first priority security interest in substantially all of the Company's existing and future assets. The Company was in compliance with the financial and operational covenants of the Credit Facility as of December 31, 2015 and 2014.

Maturities of debt outstanding as of December 31, 2015 are as follows:

2016	$6,775
2017	6,775
2018	6,775
2019	90,731
Total	$111,056

In connection with the credit facility financing in March 2014 discussed above, the Company repaid all outstanding borrowings under its former credit facilities, and such credit facilities were terminated. In March 2014, the Company wrote-off unamortized deferred financing costs of $2,845 and prepayment fees of $1,016 related to the former credit facilities, which is reflected in other expense in the accompanying consolidated statement of operations for the year ended December 31, 2014. As of December 31, 2014, the interest rate on the Credit Facility was 3.48%. As of December 31, 2014, there was $60,000 outstanding on the term loan and $30,000 outstanding on the revolver portion of the Credit Facility.

Prior to the credit facility financing in March 2014, the Company maintained a former credit facility, which was entered into in September 2010 and was amended in 2011, 2012 and 2013. This former credit facility (as amended, the "Former Credit Facility") consisted of a revolving facility and a term loan. Under the Former Credit Facility, the maximum amount that could be outstanding under the revolver was the lesser of $30,000 and 80% of eligible accounts receivable. The maximum amount that could be outstanding under the term loan was $8,500. The repayment terms of the revolver, as amended, provided for monthly interest payments, with the principal being due in September 2015. The repayment terms for the term loan, as amended, provided for monthly interest payments, with principal payments commencing in April 2011 and ending in December 2014.

In connection with the credit facilities that were in place prior to 2014, the Company issued to the lenders warrants to purchase a total of: (i) 592,501 shares of common stock at $0.015 per share, (ii) 112,959 shares of Series F redeemable convertible preferred stock at $7.61 per share, and (iii) 110,018 shares of Series C redeemable convertible preferred stock at $3.27 per share. Each of the above warrants were immediately exercisable and, accordingly, the Company calculated the fair value of the warrants using the Black-Scholes option pricing model and recorded deferred financing costs related to the issuances of the warrants in the respective periods. In April 2014, in connection with the closing of the Company's IPO, the above warrants to purchase 222,977 shares of preferred stock were converted into warrants to purchase an aggregate of 148,650 shares of common stock. This conversion resulted in the warrant liability of $1,140 being reclassified to additional paid-in capital.

The Company incurred financing costs of $792, $2,899 and $68 during the years ended December 31, 2015, 2014 and 2013, respectively, which, along with the fair value of warrants, have been deferred and amortized using the effective interest rate method through the final maturities of the respective credit facilities. Deferred financing costs are recorded in other assets in the accompanying consolidated balance sheets. Amortization expense relating to the deferred financing costs was $540, $528 and $1,646 for the years ended December 31, 2015, 2014 and 2013, respectively, and is included in interest expense in the accompanying consolidated statements of operations.

10.   Common Stock and Preferred Stock

As of December 31, 2015 and 2014, there were no shares of preferred stock issued and outstanding. The redeemable convertible preferred stock, Series A-G (collectively, the "Preferred Stock"), which was outstanding at the time of the Company's IPO, fully converted to common stock in connection with the IPO (see Note 1). Such Preferred Stock had the following characteristics:

Conversion

Each share of Preferred Stock was convertible at the option of the holder, at any time, into such number of fully paid shares of the Company's common stock equal to the applicable original issue price for such share of Preferred Stock divided by the applicable conversion price for such share of Preferred Stock then in effect. As of December 31, 2013, the original issue prices and the conversion prices for each series of Preferred Stock were as follows: $0.50 for Series A, $1.77 for Series B, $3.27 for Series C, $6.87 for Series D, $7.98 for Series E, $7.61 for Series F and $9.00 for Series G (prior to giving effect to a 1-for-1.5 reverse stock split of the Company's common stock implemented on March 14, 2014 in connection with the IPO). The conversion prices for each series of Preferred Stock were subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or other similar recapitalizations, and issuance of capital stock at a price below the conversion price in effect for such series of redeemable convertible preferred stock. The conversion price for the Series G convertible preferred stock was also subject to further adjustment in the event of an IPO with a public offering price of less than $11.88 per share.

The Company recorded its Preferred Stock outside of permanent equity because the redemption feature was not solely within the control of the Company.

In March 2014, the Company's Board of Directors and stockholders approved an amendment to the Company's amended and restated certificate of incorporation effecting a 1-for-1.5 reverse stock split of the Company's issued and outstanding shares of common stock. The par value of the common stock was not adjusted as a result of the reverse stock split. All issued and outstanding common stock and per share amounts contained in the Company's consolidated financial statements and related notes thereto have been retroactively adjusted to reflect this reverse stock split for all periods presented. The reverse stock split was effected on March 14, 2014.

In April 2014, in connection with the closing of the Company's IPO, the Company filed an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware that amended and restated in its entirety the Company's certificate of incorporation to, among other things, increase the total number of shares of the Company's common stock that the Company is authorized to issue to 90,000,000, eliminate all references to the various series of preferred stock that were previously authorized (including certain protective measures held by the various series of preferred stock), and to authorize up to 10,000,000 shares of undesignated preferred stock that may be issued from time to time with terms to be set by the Company's Board of Directors, which rights could be senior to those of the Company's common stock.

In connection with the IPO, all of the Company's redeemable convertible preferred stock converted into common shares. There was no redeemable convertible preferred stock outstanding at December 31, 2015 or 2014.

Conversion of the Redeemable Convertible Preferred Stock

In connection with the March 14, 2014 1-for-1.5 reverse stock split, the conversion prices for each series of redeemable convertible preferred stock were subject to a 1-for-1.5 adjustment. As a result, upon the closing of the IPO, the 23,647,834 outstanding shares of Series A, Series B, Series C, Series D, Series E and Series F redeemable convertible preferred stock converted into a total of 15,765,223 shares of common stock. Based on this 1-for-1.5 adjustment, the conversion price for the IPO adjustment specific to the Series G shares increased from $11.88 per share to $17.82 per share. Based on the public offering price of $14.00 per share, the 3,172,436 outstanding shares of Series G convertible preferred stock converted into a total of 2,692,012 shares of common stock, including an additional 577,055 shares of common stock issued as a result of the specific Series G IPO adjustment feature or "ratchet provision." The ratchet provision, which is treated as a deemed stock dividend for accounting purposes, was calculated as the difference between the number of shares of common stock each holder of Series G would receive upon the automatic conversion of the Series G shares and the number of shares contingently issuable just prior to the automatic conversion based on the initial conversion price multiplied by the IPO price of $14.00 per share, which represents the fair value of the common stock on the date of conversion. In April 2014, the Company recorded a one-time $8,079 non-cash preferred stock deemed dividend related to the issuance of additional common shares resulting from the ratchet provision. Such non-cash preferred stock deemed dividend results in a decrease to net income to arrive at net income attributable to common stockholders and, consequently, results in an adjustment to the Company's computation of net income per share attributable to common stockholders.

Issuance of Common Stock Warrant

In March 2014, the Company issued to one of its website partners a warrant to purchase 100,000 shares of common stock at $0.015 per share, in connection with the website partner agreeing to extend the advertising representation agreement by two years. The warrant was immediately exercisable and, accordingly, the Company calculated the fair value of the warrant using the Black-Scholes option pricing model and recorded $1,131 of deferred costs related to the issuance during the year ended December 31, 2014, which is amortized to the Company's operating results over the life of the agreement. This warrant was exercised during the year ended December 31, 2015.

Authorized Capital

As of December 31, 2015, the Company was authorized to issue 90,000,000 shares of its common stock and 10,000,000 shares of its preferred stock. As of December 31, 2015, the Company has reserved for issuance 422,478 shares under its 2014 Equity Incentive Plan and 405,084 shares for future issuance under the ESPP.

11.   Stock-Based Compensation

 The Company has granted non-statutory stock options to employees, directors and consultants of the Company pursuant to its 2003 Stock Option Plan, as amended (the "2003 Plan"), and 2014 Equity Incentive Plan (the "2014 Plan"), which became effective immediately upon the signing of the underwriting agreement related to the IPO in March 2014. Upon the effectiveness of the 2014 Plan, no additional equity awards have been or will be granted under the 2003 Plan. The 2014 Plan provides for the grant of stock options, restricted stock units, and other awards based on the Company's common stock.

The aggregate number of shares of the Company's common stock that may be issued pursuant to the 2014 Plan is the sum of (1) 200,000 shares, (2) the 388,781 shares reserved for issuance under the 2003 Plan at the time the 2014 Plan became effective, and (3) any shares subject to outstanding stock options that would otherwise have returned to the 2003 Plan (such as upon the expiration or termination of stock options prior to vesting). In addition, the number of shares of common stock reserved for issuance under the 2014 Plan will automatically increase on January 1 of each year from January 1, 2015 through January 1, 2024 by the lesser of (a) 4% of the total number of shares of the Company's common stock outstanding on December 31 of the preceding calendar year and (b) a number of shares determined by the Board of Directors. As of December 31, 2015, 422,478 shares have been reserved for future issuance under the 2014 Plan.

Stock Options

Under the 2014 Plan, stock options are granted at prices not less than the estimated fair market value of the Company's common stock on the date of grant. The options generally vest and become exercisable over four years from the date of grant and expire after ten years.

The following table summarizes stock option activity for the years ended December 31, 2015, 2014 and 2013:

	Number of options	Weighted- average exercise price	Weighted- average remaining contractual life (years)	Aggregate intrinsic value
Outstanding at December 31, 2012	5,271,707	$7.28	7.01	$10,556
Granted	901,476	9.41
Exercised	(183,501)	4.31
Cancelled	(531,891)	7.67
Outstanding at December 31, 2013	5,457,791	7.61	6.54	20,396
Granted (1)	1,945,851	14.67
Exercised	(1,139,891)	6.41
Cancelled	(370,053)	10.52
Outstanding at December 31, 2014	5,893,698	9.94	6.48	29,249
Granted	939,165	12.03
Exercised	(358,077)	7.23
Cancelled	(482,841)	12.81
Outstanding at December 31, 2015	5,991,945	10.21	5.30	442
Exercisable at December 31, 2015	4,215,575	9.05	4.16	442

(1)
The Company granted 112,500 performance-based options in 2014 where such options vested and became exercisable over approximately nine months from the date of grant, dependent upon the Company meeting certain performance criteria. The performance criteria for these options were met at less than target, which resulted in the vesting of 90,555 of such 112,500 shares on December 31, 2014. The remaining 21,945 shares were cancelled on December 31, 2014.

The total intrinsic value of the options exercised during the years ended December 31, 2015, 2014 and 2013 was $1,675, $8,080 and $1,146, respectively.

Proceeds from the exercise of options were $2,633, $7,939 and $101 for the years ended December 31, 2015, 2014 and 2013, respectively.

The weighted-average fair value per share at date of grant for options granted during the years ended December 31, 2015, 2014 and 2013 was $5.33, $7.53 and $4.80, respectively. The fair value of options granted is estimated on the date of grant using the Black-Scholes option pricing model and recognized in expense over the vesting period of the options using the graded attribution method.

The following table presents the weighted-average assumptions used to estimate the fair value of options granted in the years ended December 31, 2015, 2014 and 2013:

	2015	2014	2013
Volatility	43.36%	49.28%	50.32%
Expected life (years)	6.25	6.25	6.25
Risk-free interest rate	1.73%	1.92%	1.54%
Dividend yield	—	—	—

The expected stock price volatilities are estimated based on historical realized volatilities of comparable publicly traded company stock prices over a period of time commensurate with the expected term of the option award. The expected life represents the period of time for which the options granted are expected to be outstanding. The Company used the simplified method for determining expected life for options qualifying for treatment due to the limited history the Company currently has with option exercise activity. The risk-free interest rate is based on the U.S. Treasury yield curve for periods equal to the expected term of the options on the grant date.

Total stock-based compensation expense related to stock options was $5,751, $7,920 and $3,039 (including $0, $0 and $70 from discontinued operations) for the years ended December 31, 2015, 2014 and 2013, respectively.

At December 31, 2015, there was approximately $3,804 of unrecognized compensation expense related to unvested stock options, which is expected to be recognized over a weighted-average period of 1.19 years. The total fair value of stock options vested during the years ended December 31, 2015, 2014 and 2013 was $6,123, $4,328 and $3,668, respectively.

Restricted Stock Unit Awards

The Company's restricted stock unit awards ("RSUs") are agreements to issue shares of the Company's common stock to employees in the future, upon the satisfaction of certain vesting conditions, which cause them to be subject to risk of forfeiture and restrict the awardholder's ability to sell or otherwise transfer such RSUs until they vest. Generally, the Company's RSU grants vest over three years from the grant date subject to continued employment on the applicable vesting dates. The following table summarizes the unvested RSU activity for the year ended December 31, 2015:

	Number of RSUs	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2014	—	$—
Granted (1)	882,001	10.80
Vested	(279,986)	8.27
Cancelled	(53,175)	11.99
Outstanding at December 31, 2015	548,840	$11.97

(1)
RSUs granted during the year ended December 31, 2015 include the grant of 40,000 units of performance-based RSUs that are dependent upon the Company meeting certain performance criteria. The Company has adjusted stock-based compensation expense recognized to-date to reflect estimated performance related to these awards.

The total grant-date fair value of RSUs vested during the year ended December 31, 2015 was $1,739. The fair value of RSUs granted is recognized in expense over the vesting period using the graded attribution method. Total stock-based compensation expense related to RSUs was $4,845 for the year ended December 31, 2015. As RSUs were issued for the first time in March 2015, there was no activity and no stock-based compensation expense related to RSUs in 2014 or 2013.

At December 31, 2015, there was approximately $3,244 of unrecognized compensation expense related to unvested RSUs, which is expected to be recognized over a weighted-average period of 1.16 years.

2014 Employee Stock Purchase Plan

The Company's directors adopted, and the stockholders subsequently approved, the ESPP. The ESPP, which became effective immediately upon the signing of the underwriting agreement related to the IPO in March 2014, authorized the issuance of 500,000 shares of the Company's common stock pursuant to purchase rights granted to employees. The number of shares of common stock reserved for issuance under the ESPP will automatically increase on January 1 of each calendar year from January 1, 2015 through January 1, 2024 by the least of (a) 1% of the total number of shares of common stock outstanding on December 31 of the preceding calendar year, (b) 400,000 shares and (c) a number determined by the Board of Directors that is less than (a) and (b). Unless otherwise determined by the Board of Directors, common stock will be purchased for participating employees at a price per share equal to the lower of (a) 85% of the fair market value of a share of the common stock on the first date of an offering, or (b) 85% of the fair market value of a share of the common stock on the date of purchase. Generally, all regular employees may participate in the ESPP and may contribute, through payroll deductions, up to 15% of their earnings toward the purchase of common stock under the ESPP. Under the terms of the ESPP, there are defined limitations as to the amount and value of common stock that can be purchased by each employee.

For the years ended December 31, 2015 and 2014, employees purchased an aggregate of 271,623 and 138,184 shares, respectively, under the ESPP at a weighted-average price of $7.40 per share and $11.52 per share, respectively. The Company recorded stock-based compensation expense related to the ESPP of $340 and $1,180 for the years ended December 31, 2015 and 2014, respectively. As the ESPP became effective in March 2014, there were no purchases or charges incurred under the ESPP during 2013.

As of December 31, 2015, 405,084 shares of common stock were reserved for future issuance under the ESPP.

12.   Income Taxes

The (provision) benefit for income taxes from continuing operations consists of the following:

	2015	2014	2013
Federal	$(84)	$(250)	$—
State	(225)	(110)	(95)
Foreign	(43)	(45)	(45)
Total current	(352)	(405)	(140)
Federal	(741)	7,058	(749)
State	(211)	2,013	(213)
Total deferred	(952)	9,071	(962)
Total	$(1,304)	$8,666	$(1,102)

The current income tax provision for the years ended December 31, 2015 and 2014 consisted of federal minimum tax and state, local and foreign income taxes, while the current income tax provision for the year ended December 31, 2013 consisted of state, local and foreign income taxes. For the year ended December 31, 2015, the deferred income tax expense includes a deferred tax charge relating to the basis differences in indefinite-lived intangible assets that cannot be offset by current year deferred tax assets since its reversal is considered indefinite in nature, partially offset by a one-time tax benefit of $601 related to the release of a valuation allowance from finalizing the purchase price valuation of a November 2014 acquisition. For the year ended December 31, 2014, the deferred income tax benefit includes a one-time tax benefit of $10,033 associated with the re-measurement of the valuation allowances against the Company's deferred tax assets related to the DD acquisition, partially offset by a deferred tax charge relating to the basis differences in indefinite-lived intangible assets that cannot be offset by current year deferred tax assets since its reversal is considered indefinite in nature.

The significant components of the Company's deferred tax assets (liabilities) were as follows:

	December 31,
	2015	2014
Deferred tax assets:
Net operating loss carryforwards	$39,478	$40,899
Allowance for doubtful accounts	372	258
Intangible and other assets	1,912	1,595
Deferred revenue	158	190
Stock-based compensation	11,129	9,504
Accrued expenses and other	5,893	4,038
AMT credit	334	250
Depreciation	372	1,722
Total deferred tax assets	59,648	58,456
Valuation allowance	(51,185)	(46,577)
Net deferred tax assets	8,463	11,879
Deferred tax liabilities:
Depreciation	—	(69)
Goodwill	(5,452)	(6,028)
Intangible and other assets	(10,581)	(11,799)
Total deferred tax liabilities	(16,033)	(17,896)
Net deferred tax liabilities	$(7,570)	$(6,017)

The Company has provided a valuation allowance against its net deferred tax assets to the extent that it has determined that its deferred tax assets are not "more likely than not" to be realized. In determining realizability, the Company considered various factors including historical profitability and reversing temporary differences, exclusive of indefinite-lived intangibles. The Company's net deferred tax liabilities increased by $1,553 in 2015 due primarily to basis differences in indefinite-lived intangible assets that cannot be offset by current year deferred tax assets since its reversal is considered indefinite in nature.

At December 31, 2015, the Company had approximately $104,042 of U.S. federal and state net operating loss ("NOL") carryforwards available to offset future taxable income. The U.S. federal NOL carryforwards will begin to expire from 2026 through 2033. The full utilization of these losses in the future is dependent upon the Company's ability to generate taxable income and may also be limited due to ownership changes, as defined under the provisions of Section 382 of the Internal Revenue Code of 1986, as amended. The Company's NOL carryforwards at December 31, 2015 include $7,517 of income tax deductions related to equity compensation that are greater than the compensation recognized for financial reporting, which will be reflected as a credit to additional paid-in-capital as these NOLs are utilized.

The difference between the tax provision computed at the statutory rate and the tax provision recorded by the Company primarily relates to the change in valuation allowance and state and foreign income taxes on its taxable income. A reconciliation between the statutory rate and the effective tax rate for the years ended December 31, 2015, 2014 and 2013 is as follows:

	Year Ended December 31,
	2015	2014	2013
(Provision) benefit at statutory rate	$3,618	$(1,406)	$4,163
Permanent items	(467)	(885)	(311)
State taxes	(283)	1,228	(210)
Changes in valuation allowance	(4,172)	9,729	(4,744)
Total (provision) benefit	$(1,304)	$8,666	$(1,102)

The Company has adopted a policy that it will recognize both accrued interest and penalties related to unrecognized benefits in income tax expense, when and if recorded. No material amount of interest or penalties have been recognized since adoption. As of December 31, 2015, 2014 and 2013, there were no unrecognized tax benefits.

The Company is subject to taxation in the U.S. and various state, local and foreign jurisdictions. In April 2015, an audit of the Company's U.S. Federal tax returns for the years ended December 31, 2011 and 2012 was concluded, with no changes or assessments. As of December 31, 2015, none of the Company's other tax returns have been examined by any income taxing authority. The Company is not subject to U.S. federal, state or non-U.S. income tax examinations by tax authorities for the years prior to 2013. However, to the extent U.S. federal and state NOL carryforwards are utilized, the use of NOLs could be subject to examination by the tax authorities. The Company believes that it has appropriate support for the income tax positions taken and to be taken on its tax returns and that its accruals for tax liabilities are adequate for all open years based on assessment of many factors, including past experience and interpretations of tax law. The Company regularly assesses the adequacy of its income tax contingencies in accordance with ASC 740. As a result, the Company may adjust its income tax contingency liabilities for the impact of new facts and developments, such as changes in interpretations of relevant tax law and assessments from taxing authorities.

13.   Commitments and Contingencies

Operating Leases

The Company is a party to certain non-cancellable operating leases for office space. The future minimum lease commitments for these leases, which expire on various dates through 2023, net of related aggregate sublease rentals, are as follows as of December 31, 2015:

2016	$5,078
2017	4,685
2018	3,638
2019	3,529
2020	3,689
Thereafter	11,366
Sublease rentals	(1,146)
Net lease commitments	$30,839

Rent expense was approximately $4,496, $3,625 and $3,377, net of sublease income of $922, $427 and $102, for the years ended December 31, 2015, 2014 and 2013, respectively.

Minimum Guaranteed Royalty Payments

The Company has entered into certain agreements with website partners, pursuant to which the Company is required to pay minimum guaranteed royalty payments over the term of the agreement, regardless of revenue generated by the Company. Future minimum guaranteed royalty payments as of December 31, 2015, are as follows:

2016	$14,926
2017	12,257
2018	12,135
2019	12,322
2020	12,889
Thereafter	10,000
Total	$74,529

Certain minimum guaranteed royalty payments with respect to these agreements are subject to reductions if specified performance metrics are not maintained by the other party.

Contingency

The Company is subject to certain claims that have arisen in the ordinary conduct of business. Based on the advice of counsel and an assessment of the nature and status of any potential claim, and taking into account any accruals the Company may have established for them, the Company currently believes that any liabilities ultimately resulting from such claims will not, individually or in the aggregate, have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

14.   Benefit Plan

The Company sponsors a defined contribution 401(k) plan covering all eligible employees, which is subject to the provisions of the Employee Retirement Income Security Act of 1974. Participants of the plan may make annual contributions up to the applicable IRS limit. The Company matches contributions to the plan up to certain limits, including contributions related to acquisitions (see Note 3), for which the Company expensed $821, $487 and $409 during the years ended December 31, 2015, 2014 and 2013, respectively.

15.   Related-Party Transactions

During the year ended December 31, 2013, a consulting firm wholly-owned by one of the Company's directors provided sales consulting services to the Company totaling $142.

16.   Supplemental Disclosure of Cash Flow Information

Supplemental information related to the consolidated statements of cash flows is summarized below:

	Year Ended December 31,
	2015	2014	2013
Supplemental disclosure of cash flow information:
Interest paid	$3,850	$3,734	$6,173
Income taxes paid	$126	$341	$73
Supplemental disclosure of non-cash investing and financing activities:
Issuance of common stock for acquired business	$3,677	$919	$2,921
Warrants issued in connection with credit facilities	$—	$—	$149
Warrants issued in connection with website partner agreement	$—	$1,131	$—
Capital lease obligations incurred	$90	$466	$879
Due to sellers of acquired business	$11,000	$—	$—
Amounts due from stock option exercises	$—	$43	$688

17.   Subsequent Events

The following matters occurred after December 31, 2015 and prior to the filing of this Form 10-K:

Tea Leaves Purchase Agreement Amendment

On February 29, 2016, the Company entered into an amendment to the Membership Interest Purchase Agreement between the Company, Tea Leaves and the other parties thereto. This amendment effected certain modifications to the payment terms of the $11,000 deferred portion of the guaranteed consideration and the terms of the potential earn-out payment. With respect to the deferred portion of the guaranteed consideration initially scheduled to paid within six months of closing, the payment schedule was amended as follows: (i) $5,000 was payable, and paid, on February 5, 2016; (ii) $3,000 will be paid on or prior to June 30, 2016; and (iii) the remainder will be paid on or prior to September 30, 2016. In addition, the former members of Tea Leaves are entitled to receive $200 in interest on each of the aforementioned payment dates. If the Company elects to pay the full amount of the remaining payment to the former members on or prior to March 31, 2016, the Company shall pay $50 in lieu of the additional $400 that would have otherwise been due with the June 30, 2016 and September 30, 2016 payments.

With respect to the potential earn-out payment, the former members of Tea Leaves will receive $5,000 of the total $20,000 earn-out if the specific financial target is achieved at any time during 2016. The remaining $15,000 of the earn-out remains subject to achievement of the financial target as of December 31, 2016. This $5,000 payment, if earned, will be promptly paid in cash or 50% in cash and 50% in shares of the Company's common stock, at the Company's discretion, and is not subject to forfeiture. If the remaining $15,000 portion of the earn-out is achieved as of December 31, 2016, this payment shall be made in the first quarter of 2017 in a combination of cash and shares of the Company's common stock such that the overall value of the full $20,000 payment is 50% in cash and 50% in shares of the Company's common stock. Both of these payments are contingent upon the continued employment with the Company of certain former members of Tea Leaves through the respective dates of payment.

Credit Facility Amendment

On February 26, 2016, the Company entered into an amendment to the Credit Facility, which effected certain modifications to the financial covenants and terms set forth in the Credit Facility. In addition, on March 2, 2016, the Company drew $15,000 under the Revolver portion of the Credit Facility. As of March 2, 2016, there was $64,363 outstanding on the Term Loan and $60,000 outstanding on the Revolver, with $22,250 available to be drawn on the Revolver.

Other than the above matters, there were no other significant matters occurring after December 31, 2015 and prior to the filing of this Form 10-K.

18.   Quarterly Financial Data (unaudited)

The following tables summarize the quarterly financial data for the years ended December 31, 2015 and 2014:

	2015
	First quarter	Second quarter	Third quarter	Fourth quarter
Revenues
Advertising and sponsorship revenues	$36,338	$50,225	$49,630	$72,900
Premium services revenues	4,836	4,580	4,684	8,798
Total revenues	41,174	54,805	54,314	81,698
Operating expenses:
Cost of revenues	14,076	13,926	15,637	23,284
Sales and marketing	12,725	21,041	18,531	22,464
Product development	12,602	12,187	14,163	16,968
General and administrative	9,804	10,065	10,010	9,608
Total operating expenses	49,207	57,219	58,341	72,324
Income (loss) from operations	(8,033)	(2,414)	(4,027)	9,374
Interest expense, net	(953)	(1,426)	(1,429)	(1,428)
Other expense	—	—	—	—
Income (loss) from operations before (provision) benefit for income taxes	(8,986)	(3,840)	(5,456)	7,946
(Provision) benefit for income taxes	918	5,534	(7,262)	(494)
Net income (loss)	$(8,068)	$1,694	$(12,718)	$7,452
Net income (loss) attributable to common stockholders per common share:
Basic	$(0.26)	$0.05	$(0.40)	$0.23
Diluted	$(0.26)	$0.05	$(0.40)	$0.23
Weighted-average common shares outstanding:
Basic	31,525,559	31,755,107	32,138,214	32,482,159
Diluted	31,525,559	33,373,407	32,138,214	32,904,143

	2014
	First quarter	Second quarter	Third quarter	Fourth quarter
Revenues
Advertising and sponsorship revenues	$32,692	$36,882	$37,910	$58,981
Premium services revenues	4,813	4,565	4,414	4,068
Total revenues	37,505	41,447	42,324	63,049
Operating expenses:
Cost of revenues	11,421	10,961	11,006	15,908
Sales and marketing	10,220	12,216	12,213	13,956
Product development	10,762	10,805	10,886	12,088
General and administrative	6,595	7,126	7,504	8,816
Total operating expenses	38,998	41,108	41,609	50,768
Income (loss) from operations	(1,493)	339	715	12,281
Interest expense, net	(1,863)	(585)	(500)	(763)
Other expense	(4,114)	—	—	—
Income (loss) from continuing operations before benefit (provision) for income taxes	(7,470)	(246)	215	11,518
Benefit (provision) for income taxes	(289)	(349)	(365)	9,669
Net income (loss)	(7,759)	(595)	(150)	21,187
Series G preferred stock deemed dividend	—	(8,079)	—	—
Net income (loss) attributable to common stockholders	$(7,759)	$(8,674)	$(150)	$21,187
Net income (loss) attributable to common stockholders per common share:
Basic	$(1.44)	$(0.29)	$(0.00)	$0.68
Diluted	$(1.44)	$(0.29)	$(0.00)	$0.64
Weighted-average common shares outstanding:
Basic	5,403,846	29,802,970	30,404,529	31,076,588
Diluted	5,403,846	29,802,970	30,404,529	32,977,544